Exhibit 10.14

Clifford Chance LLP

Contract numbers (FI No.): 88205

91305

Serapis No.: 2015-0572

AMENDMENT AGREEMENT

dated 9 AUGUST 2022

for

EUROPEAN INVESTMENT BANK

AND

BIONDVAX PHARMACEUTICALS LTD

RELATING TO A finance contract

ORIGINALLY DATED 19 JUne 2017 AND AS

AMENDED FROM TIME TO TIME

- i -

THIS AGREEMENT is 9 August 2022 and made between:

(1)	THE EUROPEAN INVESTMENT BANK having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg (the “Bank”); and

(2)	BIONDVAX PHARMACEUTICALS LTD., a company incorporated in Israel with company registration number 51-343610-5, having its registered office at Jerusalem BioPark, 2nd Floor, Hadassah Ein Kerem Campus, Jerusalem, Israel (the “Borrower”).

WHEREAS:

(A)	The Bank made a credit available to the Borrower pursuant to the Original Finance Contract (as defined below).

(B)	The Borrower has notified the Bank that it wishes to, amongst other things, amend certain prepayment provisions in the Original Finance Contract and add interest capitalisation provisions thereto. The parties hereto have agreed to amend the Original Finance Contract as set out below.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Amended Finance Contract” means the Original Finance Contract, as amended by this Agreement.

“Amended Security Agreement” means the Original Security Agreement, as amended by the Security Amendment Agreement.

“Security Amendment Agreement” means the amendment agreement in relation to the Original Security Agreement, dated on or about the date of this Agreement.

“Effective Date” means the date on which the Bank confirms to the Borrower that it has received each of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Bank.

“Original Finance Contract” means the finance contract originally dated 19 June 2017 between the Bank and the Borrower, as amended and restated on 24 June 2019 and further amended on 11 January 2021.

“Original Security Agreement” means the security agreement originally dated 22 May 2018 between the Bank and the Borrower, as amended on 24 June 2019.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Original Finance Contract has the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Finance Contract shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in or a Schedule to this Agreement.

1.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Original Finance Contract, each of the Bank and the Borrower designates this Agreement as a Finance Document.

2.	Representations

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on:

(a)	the date of this Agreement; and

(b)	the Effective Date,

and references to “this Agreement” in the Repeating Representations should be construed as references to this Agreement and to the Original Finance Contract and on the Effective Date, to the Amended Finance Contract.

3.	Amendments

With effect from the Effective Date the Original Finance Contract shall be amended as set out in Schedule 2 (Amendments to the Original Finance Contract).

4.	Continuity and Further Assurance

4.1	Continuing obligations

The provisions of the Original Finance Contract and the other Finance Documents shall, save as amended by this Agreement or the Security Amendment Agreement (as applicable), continue in full force and effect.

4.2	Confirmation of Security

For the avoidance of doubt, the Borrower confirms for the benefit of the Bank that the Security created by it pursuant to the Amended Security Agreement to which it is a party shall: (a) remain in full force and effect notwithstanding the amendments referred to in Clause 3 (Amendments) above; and (b) continue to secure its relevant obligations under the Finance Documents as amended (including, but not limited to, under the Amended Finance Contract).

4.3	Further assurance

The Borrower, shall, at the request of the Bank and at the Borrower’s own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	Costs and Expenses

The Borrower shall promptly on demand pay the Bank the amount of all charges, costs and expenses (including but not limited to legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement, the Security Amendment Agreement and any other documents referred to in this Agreement.

6.	Miscellaneous

6.1	Incorporation of terms

The provisions of article 10 (Law and Jurisdiction, Miscellaneous) and article 11 (Final Clauses) of the Original Finance Contract shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

6.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Conditions Precedent

1.1	The duly executed Amended Security Agreement, together with a corresponding Form No. 10 in the form required for filing with the Israeli Registrar of Companies.

1.2	Confirmation, together with evidence of such confirmation in form and substance satisfactory to the Bank, of the due filing and registration of the Amended Security Agreement with the Israeli Registrar of Companies, within 21 days of its execution.

1.3	A copy of the constitutional documents of the Borrower or a certificate of an authorised signatory of each Borrower certifying that the constitutional documents previously delivered to the Bank for the purposes of the Original Finance Contract have not been amended and remain in full force and effect.

1.4	A copy of a resolution of the board of directors of the Borrower:

(a)	approving the terms of, and the transactions contemplated by, this Agreement and the Security Amendment Agreement and resolving that it execute this Agreement and the Security Amendment Agreement;

(b)	authorising a specified person or persons to execute this Agreement and the Security Amendment Agreement on its behalf; and

(c)	confirming that all authorisations and corporate approvals have been obtained as required under the Israeli Companies Law, including in particular under Chapter 3 and Chapter 5 of the Israeli Companies Law.

1.5	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

1.6	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

1.7	A certificate from the Borrower (signed by a director) confirming that the amount to be borrowed, guaranteed or secured, as appropriate, of the Credit would not cause any limit to be exceeded for borrowing, guaranteeing, securing or other similar limit, which is binding on the Borrower.

1.8	Evidence of payment of:

(a)	all the fees and expenses as required under the Finance Documents;

(b)	any amendment fee payable to the Bank by the Borrower in connection with the preparation, negotiation and execution of this Agreement; and

(c)	USD 900,000 (nine hundred thousand US Dollars) as an upfront payment to the Bank from the Borrower to be made within 5 (five) Business Days from the date of this Agreement, and in any case on or prior to the Effective Date.

1.9	A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents (as amended) or the validity and enforceability of the same.

Schedule 2
Amendments to the Original Finance Contract

PIK Interest

1.	The following new definitions shall be added to article 1.2 (Definitions) as follows:

“PIK Interest” has the meaning given to that term in Article 4.3 (PIK Interest).

“PIK Margin” means seven per cent. (7%) per annum.

2.	Article 4.2 (Interest on overdue sums) shall be deleted in its entirety and replaced with the following:

4.2	Interest on overdue sums

Without prejudice to Article 9 (Events of Default), if the Borrower fails to pay any amount payable by it under the Contract on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to the higher of: (a) the applicable PIK Margin plus 2% (200 basis points); or (b) EURIBOR plus 2% (200 basis points), and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 4.2, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.

If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points) shall apply, calculated in accordance with the market practice for such rate.

3.	The following new article 4.3 (PIK Interest) shall be added:

4.3	PIK Interest

4.3.1	Interest (“PIK Interest”) shall accrue on the outstanding balance of any Tranche at a rate equal to the PIK Margin from (and including) 1 January 2022.

4.3.2	PIK Interest shall be calculated on the basis of Article 6.1 (Day count convention). Such interest shall be capitalised annually on 1 January and added to the outstanding principal amount of the Loan. Any such accrued interest shall, after being so capitalised, be treated as part of the principal amount of that Loan, shall bear all interest in accordance with this Article 4.3 and shall be payable on the Maturity Date of such Tranche or, where a Tranche is prepaid, on the Prepayment Date.

4.	Article 5.2.3 (Prepayment mechanics) shall be deleted in its entirety and replaced with the following:

5.2.3	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Indemnity payable and the deadline by which the Borrower may accept the Prepayment Notice. The Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment.

The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the payment of accrued interest under article 4.3 (PIK Interest) and the Prepayment Indemnity, as specified in the Prepayment Notice, and shall identify the Contract Number in the prepayment transfer.

5.	Article 6.1 (Day Count Convention) shall be deleted in its entirety and replaced with the following:

6.1	Day count convention

Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on, in respect of interest and indemnities due under a Tranche and the PIK Interest, a year of three hundred and sixty (360) days and a month of thirty (30) days.

6.	Article 6.2.2 shall be deleted in its entirety and replaced with the following:

6.2.2	Each sum payable by the Borrower under this Contract shall be paid to the following account:

Bank:	European Investment Bank

City:	Luxembourg

Account number:	LU92 9980 0000 0000 0001

SWIFT Code/BIC:	BEILLULLXXX

Remark:	/RT or direct via TARGET2 (DVT),

or such other account notified by the Bank to the Borrower.

Repayment

7.	The following new definition “Equity Sale Proceeds” shall be added to article 1.2 (Definitions) as follows:

“Equity Sale Proceeds” means the aggregate cash proceeds received by the Borrower in connection with any and all issuance, sale or other disposition to a third party/ies of any of the equity interests, options, warrants or other rights to acquire similar interests in the Borrower (excluding cash proceeds from the exercise of options or warrants issued to directors, officers, employees or consultants of the Borrower pursuant to an equity plan), after deducting:

(a)	any reasonable and documented expenses which are incurred by the Borrower to such third party purchasers or otherwise in connection with the offering, including, without limitation, underwriter’s fees, placement agent fees, finders fees and expenses and other out-of-pocket third party costs such as fees to the Borrower’s legal advisers, accountants and transfer agent; and

(b)	any Tax incurred and required to be paid by the Borrower in connection with such issuance, sale or other disposition, as reasonably determined by the Borrower.

8.	The definition of “Maturity Date” under article 1.2 (Definitions) shall be deleted in its entirety and replaced with the following:

“Maturity Date” means, in respect of each Tranche, 31 December 2027.

9.	Article 5.1 (Normal repayment) shall be deleted in its entirety and replaced with the following:

5.1	Normal repayment

5.1.1	The Borrower shall repay each Tranche, together with all other amounts outstanding under this Contract in relation to that Tranche (other than Variable Remuneration, which will continue to be payable in accordance with Article 4.1), in a single instalment on the Maturity Date (which, for the avoidance of doubt, will result in all Tranches having the same maturity and being effectively merged into a single outstanding amount).

For the avoidance of doubt, no Prepayment Indemnity shall be payable in respect of normal repayments under this Article 5.1.

5.1.3	The Borrower shall apply ten per cent. (10%) of all Equity Sale Proceeds raised on or after the Effective Date in repayment of the Loan in accordance with this Contract. The Borrower shall notify the EIB in writing of any expected Equity Sale Proceeds, specifying the date on which it intends to pay to the EIB ten per cent. (10%) of such Equity Sale Proceeds as required under this Article (such date to fall no less than ten (10) Business Days from the date of such notification and not more than fourteen (14) Business Days from the date on which the Equity Sale Proceeds are credited to the Borrower’s bank account).

Prepayment Indemnity

10.	The definition of “Prepayment Indemnity” under article 1.2 (Definitions) shall be deleted in its entirety and replaced with the following:

“Prepayment Indemnity” means in respect of any Prepayment Amount, an amount to be paid in addition to such Prepayment Amount and equal to the greater of:

(a)	the amount, as determined by the Bank, required in order for the Bank to realise an internal rate of return on the relevant Prepayment Amount of twenty per cent. (20%), as calculated from (and including) 1 January 2022 up to the relevant Prepayment Date; and

(b)	the Prepayment Amount.

Variable Remuneration

11.	The definition of “Net Sales” under article 1.2 (Definitions) shall be deleted in its entirety and replaced with the following:

“Net Sales” means the total amount paid or payable to the Borrower or the Partner for any commercial sale of product or service made by the Borrower or the Partner (as applicable), across all indications and in all countries, provided that, with respect to sales which are not at arms-length and either are not in the ordinary course of business or according to then current market conditions for such a sale, this definition shall mean the total amount that would have been due in an arms-length sale made in the ordinary course of business and according to the then current market conditions for such sale, in all cases after deduction of:

(a)	excises, customs, duties and sales taxes (including value added taxes), or other similar governmental charges to the extent applicable to such sale and included in the invoice in respect of such sale;

(b)	normal and customary trade, cash and quantity discounts, rebates, chargebacks, free samples, credits or allowances, if any, actually granted or imposed on account of such sale, or on account of price adjustments, including retroactive price adjustments or reductions imposed by public authorities, recalls, refunds, rejections or returns in respect of such sale;

(c)	bad debts, provided that they are recorded as such in the books of the Borrower or the Partner (as relevant) in accordance with acceptable accounting principles and practices; and

(d)	normal and customary transportation and delivery charges actually incurred, including shipping insurance, to the extent that such items are separately itemised in the invoice.

12.	Article 4.1 (Variable Remuneration) shall be deleted in its entirety and replaced with the following:

4.1	Variable Remuneration

The Bank and the Borrower agree that in consideration of the Bank making the Credit available to the Borrower in accordance with this Contract, the Borrower shall pay to the Bank each year (starting with the Financial Year in which the cumulative Net Sales for that and all previous Financial Years exceed EUR 5,000,000 (five million Euros)), on the Payment Date falling after the publication of the Annual Financial Statements, an amount equal to three per cent. (3%) of any Annual Vaccine Revenues as reported in the relevant Annual Financial Statements (the “Variable Remuneration”), provided that aggregate Variable Remuneration payable hereunder in one or more Financial Years shall not exceed an amount equal to the greater of:

4.1.1	an amount enabling the Bank to realise a Cash-on-Cash Multiple of 2.8; and

4.1.2	an amount enabling the Bank to realise an internal rate of return on the Loan of twenty per cent. (20%), which is to be calculated from (and including) 1 January 2022 up to the relevant Payment Date, and provided that the obligation on the Borrower to pay Variable Remuneration to the Bank will cease to apply if:

(i)	the Borrower prepays the Loan in full by payment of the Prepayment Amount together with a Prepayment Indemnity in accordance with Article 5; or

(ii)	following payment of amounts due on the Maturity Date in accordance with this Contract, the Borrower pays and discharges all of its outstanding liabilities under or in connection with this Contract, together with a payment of a Prepayment Indemnity in respect of such liabilities.

For the avoidance of doubt, if after a period of thirteen (13) Financial Years of the Borrower commencing with the Financial Year in which the Borrower is first required to pay Variable Remuneration to the Bank, the Variable Remuneration received by the Bank has not led to the Bank having reached a Cash-on-Cash Multiple of 2.8, the Variable Remuneration will continue to be due until the Cash-on-Cash Multiple of 2.8 has been reached.

Notices

13.	Article 11.1 (Notices to either party) shall be deleted in its entirety and replaced with the following:

11.1	Addresses

The address and electronic mail address (and the department for whose attention the communication is to be made) of each Party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: OPS/ENPST/3-GC&IF

100 boulevard Konrad Adenauer
L-2950 Luxembourg

Email address: innovfinidff@eib.org

For the Borrower	Attention: Department/Division

BiondVax Pharmaceuticals Ltd

14 Einstein Street 4th Floor,

Weizmann Science Park,

Ness-Ziona, 74036, Israel

Email address: Info@biondvax.com

The Bank and the Borrower shall promptly notify the other Party in writing of any change in their respective communication details.

14.	Article 11.2 (Form of notice) shall be deleted in its entirety and replaced with the following:

11.2	Form of notice

11.2.1	Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

11.2.2	Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(a)	on the date of delivery in relation to a hand-delivered or registered letter; or

(b)	in the case of any electronic mail only when such electronic mail is actually received in readable form and only if it is addressed in such a manner as the other Party shall specify for this purpose.

11.2.3	Any notice provided by the Borrower to the Bank by electronic mail shall:

(a)	mention the Contract Number in the subject line; and

(b)	be in the form of a non-editable electronic image (pdf, tif or other common non editable file format agreed between the Parties) of the notice signed by an Authorised Signatory with individual representation right or by two or more Authorised Signatories with joint representation right of the Borrower as appropriate, attached to the electronic mail.

11.2.4	Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

11.2.5	Without affecting the validity of electronic mail notices or communication made in accordance with this Article 11 (Final Clauses), the following notices, communications and documents shall also be sent by registered letter to the relevant Party at the latest on the immediately following Business Day:

(a)	Disbursement Acceptance;

(b)	any notices and communication in respect of the deferment, cancellation and suspension of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default or any demand for prepayment; and

(c)	any other notice, communication or document required by the Bank.

11.2.6	The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

EURIBOR

15.	Schedule B (Definition of EURIBOR) shall be deleted in its entirety and replaced with the following:

“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)	in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).

For the purposes of paragraphs (a) to (c) above:

(i)	“available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Bank; and

(ii)	“Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11:00 a.m., Brussels time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them, as at approximately 11:00 a.m., Brussels time on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11:00 a.m., Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period. The Bank shall inform the Borrower without delay of the quotations received by the Bank.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Bank) in respect of EURIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, or (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If no Screen Rate and/or the EURIBOR replacement rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

SIGNATURES

For and on behalf of

EUROPEAN INVESTMENT BANK

By: /s/ Oksana Vlasenko, Investment Officer

For and on behalf of

BIONDVAX PHARMACEUTICALS LTD.

By:	/s/ Amir Reichman, Chief Executive Officer